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                                                                       (d)(1)(i)

                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                              AMENDED AND RESTATED
                         INVESTMENT MANAGEMENT AGREEMENT

                                     BETWEEN

                           ING INVESTMENT FUNDS, INC.

                                       AND

                              ING INVESTMENTS, LLC

                                ANNUAL INVESTMENT MANAGEMENT FEE
                                ---------------------------------------------
FUND                            (as a percentage of average daily net assets)
--------------
ING MagnaCap Fund               1.00% of the first $30 million of assets
                                0.75% on the next $220 million
                                0.625% on the next $200 million
                                0.50% of the assets in excess of $450 million